CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Intacta Technologies Inc.

We hereby consent to the use in the prospectus constituting a part of this Registration Statement of our report dated February 12, 1998, March 16, 1999 and April 12, 2000 relating to the financial statements of Intacta Labs, Ltd. (formerly Fontech Ltd.), which is contained in that Prospectus. Our reports contained an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus

/s/ Penini & Penini, C.P.A. (ISR)

Ramat-Gan, Israel
April 25, 2000